Exhibit 1.1

SCE Recovery Funding LLC

SOUTHERN CALIFORNIA EDISON COMPANY

$1,642,716,000 SENIOR SECURED RECOVERY BONDS, SERIES 2025-A

UNDERWRITING AGREEMENT

November 20, 2025

To the Representatives named in Schedule I hereto

of the Underwriters named in Schedule II hereto

Ladies and Gentlemen:

1. Introduction. SCE Recovery Funding LLC, a Delaware limited liability company (the “Issuer”), proposes to issue and sell $1,642,716,000 aggregate principal amount of its Senior Secured Recovery Bonds, Series 2025-A, (the “Bonds”), identified in Schedule I hereto. The Issuer and Southern California Edison Company, a California corporation and the Issuer’s direct parent (“SCE”), hereby confirm their agreement with the several Underwriters (as defined below) as set forth herein.

The term “Underwriters” as used herein shall be deemed to mean the entity or several entities named in Schedule II hereto and any underwriter substituted as provided in Section 7 hereof and the term “Underwriter” shall be deemed to mean any one of such Underwriters. If the entity or entities listed in Schedule I hereto as representatives (the “Representatives”) are the same as the entity or entities listed in Schedule II hereto, then the terms “Underwriters” and “Representatives”, as used herein, shall each be deemed to refer to such entity or entities. All obligations of the Underwriters hereunder are several and not joint. If more than one entity is named in Schedule I hereto, any action under or in respect of this underwriting agreement (“Underwriting Agreement”) may be taken by such entities jointly as the Representatives or by one of the entities acting on behalf of the Representatives and such action will be binding upon all the Underwriters.

2. Description of the Bonds. The Bonds will be issued pursuant to an indenture to be dated as of December 1, 2025, as supplemented by one or more series supplements thereto (as so supplemented, the “Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, N.A. as indenture trustee (the “Indenture Trustee”) and as securities intermediary (the “Securities Intermediary”). The Bonds will be senior secured obligations of the Issuer and will be supported by recovery property (as more fully described in the Financing Order issued on August 29, 2025 (“Financing Order”) by the California Public Utilities Commission (“CPUC”) relating to the Bonds, “Recovery Property”), to be sold to the Issuer by SCE pursuant to the Recovery Property Purchase and Sale Agreement, to be dated on or about December 1, 2025, between SCE and the Issuer (the “Sale Agreement”). The Recovery Property securing the Bonds will be serviced pursuant to the Recovery Property Servicing Agreement, to be dated on or about December 1, 2025, between SCE, as servicer, and the Issuer, as owner of the Recovery Property sold to it pursuant to the Sale Agreement (the “Servicing Agreement”).

3. Representations and Warranties of the Issuer. The Issuer represents and warrants to the several Underwriters that:

(a) The Bonds have been registered on Form SF-1 pursuant to guidance from the Securities and Exchange Commission (the “Commission”) and in accordance with such guidance the Issuer and the Bonds meet the requirements for the use of Form SF-1 under the Securities Act of 1933, as amended (the “Securities Act”). The Issuer, in its capacity as co-registrant and issuing entity with respect to the Bonds, and SCE, in its capacity as co-registrant and as sponsor for the Issuer, have prepared and filed with the Commission a registration statement on such form on September 8, 2025 (Registration Nos. 333-290112 and 333-290112-01) , as amended by Amendment No. 1 thereto dated October 28, 2025, including a prospectus, for registration under the Securities Act of up to $1,650,000,000 aggregate principal amount of the Bonds. Such registration statement, as amended (“Registration Statement Nos 333-290112 and 333-290112-01”) has become effective and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Issuer, threatened by the Commission. No recovery bonds registered with the Commission under the Securities Act pursuant to Registration Statement Nos. 333-290112 and 333-290112-01 have been previously issued. References herein to the term “Registration Statement” shall be deemed to refer to Registration Statement Nos. 333-290112 and 333-290112-01, including any amendment thereto, and any information in a prospectus as amended or supplemented as of the Effective Date (as defined below), deemed or retroactively deemed to be a part thereof pursuant to Rule 430A under the Securities Act (“Rule 430A”) that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Applicable Time (as defined below), which the parties agree is the time of the first contract of sale (as used in Rule 159 under the Securities Act) for the Bonds, and shall be considered the “Effective Date” of the Registration Statement relating to the Bonds. Information contained in a form of prospectus (as amended or supplemented as of the Effective Date) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430A shall be considered to be included in the Registration Statement as of the time specified in Rule 430A. The final prospectus relating to the Bonds, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is referred to herein as the “Final Prospectus”; and the most recent preliminary prospectus that omitted information to be included upon pricing in a form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act and that was used after the initial effectiveness of the Registration Statement and prior to the Applicable Time (as defined below) is referred to herein as the “Pricing Prospectus”. The Pricing Prospectus, the Issuer Free Writing Prospectuses (as defined below) identified in Section B of Schedule III hereby considered together with the InTex File (as defined below), are referred to herein as the “Pricing Package”.

(b) At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable provisions of the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the Final Prospectus, both as of its date and at the Closing Date, will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties in this paragraph (b) or in paragraph (c) below shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Information as defined in Section 11(a) below or to any statements in or omissions from any Statements of Eligibility on Form T-1 (or amendments thereto) of the Indenture Trustee under the Indenture filed as exhibits to the Registration Statement or to any statements or omissions made in the Registration Statement or the Final Prospectus relating to The Depository Trust Company’s (“DTC”) Book-Entry System that are based solely on information contained in published reports of the DTC (collectively, “Excluded Information”).

(c) As of the Applicable Time (defined below) and on the date of its filing, if applicable, (i) the Pricing Prospectus and (ii) each Issuer Free Writing Prospectus (other than the Pricing Term Sheet) and the InTex File (as defined below), when taken together with the Pricing Prospectus, did not and do not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except for such statements contained in any such documents that are subject to completion or may change based on market conditions or pricing related information that has been omitted from the Pricing Prospectus in accordance with Rule 430A). The Pricing Package, at the Applicable Time, did not, and at all subsequent times, through the completion of the offer and the sale of the Bonds on the Closing Date will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet or any other Issuer Free Writing Prospectus based upon and in conformity with any Underwriter Information or other Excluded Information. “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) under the Securities Act, relating to the Bonds, in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g) under the Securities Act. References to the term “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Securities Act. “InTex File” means the files available at the InTex deal titled xscerf25a.cdi concerning the characteristics of the Bonds or Recovery Property. References to the term “Applicable Time” mean 4:34 PM, Eastern Time, on the date hereof, except that if, subsequent to such Applicable Time, the Issuer, SCE and the Underwriters have determined that the information contained in the Pricing Prospectus or any Issuer Free Writing Prospectus issued prior to such Applicable Time included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Issuer, SCE and the Underwriters have agreed to terminate the old purchase contracts and have entered into new purchase contracts with purchasers of the Bonds, then “Applicable Time” will refer to the first of such times when such new purchase contracts are entered into. The Issuer represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(d) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or SCE notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) SCE or the Issuer has promptly notified or will promptly notify the Representatives and (ii) SCE or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with any Underwriter Information.

(e) The Issuer has been duly formed and is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act, as amended, with full limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement, the Bonds, the Sale Agreement, the Servicing Agreement, the Indenture, the amended and restated limited liability company agreement of the Issuer dated as of January 14, 2021, as amended by the First Amendment, dated as of February 1, 2021 (collectively, the “LLC Agreement”), the administration agreement to be dated on or about December 1, 2025 between the Issuer and SCE (the “Administration Agreement”), the amended and restated intercreditor agreement to be dated on or about December 1, 2025 by and among the Issuer, SCE and the Bank of New York Mellon Trust Company, N.A. (the “Intercreditor Agreement”) and the other agreements and instruments contemplated by the Pricing Prospectus (collectively, the “Issuer Documents”) and to own its properties and conduct its business as described in the Registration Statement and the Pricing Prospectus; the Issuer has been duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to so qualify or to be in good standing would not have a material adverse effect on the business, properties or financial condition of the Issuer; the Issuer has conducted and will conduct no business in the future that would be inconsistent with the description of the Issuer’s business set forth in the Pricing Prospectus. The Issuer is not a party to or bound by any agreement or instrument other than the Issuer Documents and other agreements or instruments incidental to its formation and the Rating Agency Letters (as defined below). The Issuer has no material liabilities or obligations other than those arising out of the transactions contemplated by the Issuer Documents and as described in the Pricing Prospectus. SCE is the beneficial owner of all of the limited liability company interests of the Issuer. Based on current law, the Issuer is not classified as an association taxable as a corporation for United States federal income tax purposes.

(f) The issuance and sale of the Bonds by the Issuer, the purchase of the Recovery Property by the Issuer from SCE and the consummation of the transactions herein contemplated by the Issuer, and the fulfillment of the terms hereof on the part of the Issuer to be fulfilled will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (i) the Issuer’s certificate of formation or, limited liability company agreement (collectively, the “Issuer Charter Documents”), (ii) any indenture or other agreement, obligation, condition, covenant or instrument to which the Issuer is a party, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Issuer of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its properties.

(g) This Underwriting Agreement has been duly authorized, executed and delivered by the Issuer, which has the necessary limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(h) The Issuer (i) is not in violation of the Issuer Charter Documents, (ii) is not in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust or other agreement, or instrument to which it is a party or by which it is bound or to which its property is subject or (iii) is not in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its properties, as applicable (except, in the case of clauses (ii) and (iii), for such violations or defaults as would not, in the aggregate, have a material adverse effect on the business, property or financial condition of the Issuer.

(i) The Indenture has been duly authorized by the Issuer, and, on the Closing Date, will have been duly executed and delivered by the Issuer and will be a valid and binding instrument, enforceable against the Issuer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting creditors’ or secured parties’ rights generally and by general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law; and limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy. On the Closing Date, the Indenture will (i) comply as to form in all material respects with the requirements of the Trust Indenture Act and (ii) conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus.

(j) The Bonds have been duly authorized by the Issuer for issuance and sale to the Underwriters pursuant to this Underwriting Agreement and, when executed by the Issuer and authenticated by the Indenture Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Underwriting Agreement, will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting creditors’ or secured parties’ rights generally and by general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law; and limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy, and the Bonds conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus. The Issuer has all requisite limited liability company power and authority to issue, sell and deliver the Bonds in accordance with and upon the terms and conditions set forth in this Underwriting Agreement and in the Pricing Prospectus and Final Prospectus.

(k) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or its property is pending or, threatened that (i) could reasonably be expected to, individually or in the aggregate, have a material adverse effect on the performance of any of the Issuer Documents or the consummation of any of the transactions contemplated thereby, or (ii) could reasonably be expected to have a material adverse effect on the Issuer’s business, property or financial condition.

(l) Other than the filing of the issuance advice letter and non-action on the part of the CPUC contemplated by Ordering Paragraph 14 of the Financing Order, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue sky laws or securities laws of any state, as to which the Issuer makes no representations or warranties), is legally required for the issuance and sale by the Issuer of the Bonds.

(m) The Issuer is not, and after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in the Pricing Prospectus and the Final Prospectus, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(n) Relying on an exclusion or exemption from the definition of “investment company” under the 1940 Act under Rule 3a-7 of the 1940 Act, although additional exclusions or exemptions may be available, the Issuer is not a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(o) The nationally recognized accounting firm which has performed certain procedures with respect to certain statistical and structural information contained in the Pricing Prospectus and the Final Prospectus, are independent public accountants.

(p) Each of the Sale Agreement, the Servicing Agreement, the Administration Agreement, the Intercreditor Agreement and LLC Agreement has been duly and validly authorized by the Issuer, and when executed and delivered by the Issuer on or prior to the Closing Date and the other parties thereto will constitute a valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting creditors’ or secured parties’ rights generally and by general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law, and limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy.

(q) The Issuer has complied with the written representations, acknowledgements and covenants (the “17g-5 Representations”) relating to compliance with Rule 17g-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) set forth in the (i) undertaking letter, dated as of July 11, 2025, by SCE to Moody’s (as defined below), and (ii) undertaking letter, dated July 23, 2025, from SCE to S&P (as defined below, and together with Moody’s, the “Rating Agencies”) and the Issuer (collectively, the “Rating Agency Letters”), other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(r) The Issuer will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) of Regulation AB.

(s) The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

(t) At the time of filing the Registration Statement Nos. 333-290112 and 333-290112-01, at the earliest time thereafter that the Issuer made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Bonds and at the date hereof, the Issuer was not and is not an “ineligible issuer”, as defined in Rule 405 of the Rules and Regulations.

4. Representations and Warranties of SCE. SCE represents and warrants to the several Underwriters that:

(a) SCE, in its capacity as co-registrant and sponsor with respect to the Bonds, meets the requirements to use Form SF-1 under the Securities Act. SCE, has prepared and filed with the Commission the Registration Statement Nos. 333-290112 and 333-290112-01 for registration under the Securities Act of up to $1,650,000,000 aggregate principal amount of the Bonds. Registration Statement Nos. 333-290112 and 333-290112-01 has become effective and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Issuer, threatened by the Commission.

(b) At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable provisions of the Securities Act and the Trust Indenture Act, respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the Final Prospectus, both as of its date and at the Closing Date, will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties in this paragraph (b) or in paragraph (c) below shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Information or other Excluded Information.

(c) As of the Applicable Time and on the date of its filing, if applicable, (i) the Pricing Prospectus and (ii) each Issuer Free Writing Prospectus (other than the Pricing Term Sheet) and the InTex File, when taken together with the Pricing Prospectus, did and do not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except for such statements contained in any such documents that are subject to completion or may change based on market conditions or pricing related information that has been omitted from the Pricing Prospectus in accordance with Rule 430A). The Pricing Package, at the Applicable Time, did not, and at all subsequent times through the completion of the offer and the sale of the Bonds on the Closing Date, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet or any other Issuer Free Writing Prospectus based upon and in conformity with any Underwriter Information or other Excluded Information. SCE represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(d) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or SCE notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) SCE or the Issuer has promptly notified or will promptly notify the Representatives and (ii) SCE or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with any Underwriter Information.

(e) SCE has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement and the Pricing Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, and has all requisite power and authority to sell Recovery Property as described in the Pricing Prospectus and to otherwise perform its obligation under any Issuer Document to which it is a party. SCE is the beneficial owner of all of the limited liability company interests of the Issuer.

(f) SCE has no significant subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X.

(g) The issuance and sale of the Bonds, the transfer by SCE of all of its rights and interests under the Financing Order relating to the Bonds to the Issuer, the consummation of any other of the transactions herein contemplated or the fulfillment of the terms hereof on the part of SCE to be fulfilled, will not conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of SCE pursuant to (i) the articles of incorporation, by-laws or other organizational documents of SCE (collectively, the “SCE Charter Documents”), (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which SCE is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to SCE of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over SCE or any of its properties.

(h) This Underwriting Agreement has been duly authorized, executed and delivered by SCE, which has the necessary corporate power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(i) SCE is not in violation or default of, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in, (i) the SCE Charter Documents, (ii) any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its properties, as applicable (except, in the case of clauses (ii) and (iii), for such violations or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, property or financial condition of SCE and its subsidiaries considered as a whole.

(j) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving SCE or any of its subsidiaries or its or their property is pending or, to the best knowledge of SCE, threatened that (i) could reasonably be expected to, individually or in the aggregate, have a material adverse effect on SCE’s business, property, or financial condition or on SCE’s ability to perform its obligations under the Sale Agreement and the Servicing Agreement, or (ii) could reasonably be expected to have a material adverse effect on the business, property or financial condition of SCE and its subsidiaries considered as a whole.

(k) Other than the submission of the issuance advice letter and non-action on the part of the CPUC contemplated by Ordering Paragraph 14 of the Financing Order, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue sky laws or securities laws of any state, as to which SCE makes no representations or warranties, is legally required for the issuance and sale by the Issuer of the Bonds.

(l) SCE has delivered written consent to the CPUC accepting the terms and conditions of the Financing Order.

(m) SCE is not, and after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in the Pricing Prospectus, neither SCE nor the Issuer will be, an “investment company” within the meaning of the 1940 Act.

(n) Relying on an exclusion or exemption from the definition of “investment company” under the 1940 Act under Rule 3a-7 of the 1940 Act, although additional exclusions or exemptions may be available, the Issuer is not a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(o) Each of the Sale Agreement, the Servicing Agreement, the Intercreditor Agreement and the Administration Agreement will have been prior to the Closing Date duly and validly authorized by SCE, and when executed and delivered by SCE and the other parties thereto will constitute a valid and legally binding obligation of SCE, enforceable against SCE in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting creditors’ or secured parties’ rights generally and by general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law, and limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy.

(p) There are no California transfer taxes related to the transfer of the Recovery Property or the issuance and sale of the Bonds to the Underwriters pursuant to this Underwriting Agreement required to be paid at or prior to the Closing Date by SCE or the Issuer.

(q) The nationally recognized accounting firm referenced in Section 3(o) and 9(o) is a firm of independent public accountants with respect to SCE as required by the Securities Act and the rules and regulations of the Commission thereunder.

(r) SCE, in its capacity as sponsor with the respect to the Bonds, has caused the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(s) SCE will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) and 1111(a)(8) of Regulation AB.

(t) Neither SCE nor any of its subsidiaries nor, to the knowledge of SCE, any director, officer, agent or employee of SCE is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and SCE will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(u) The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

(v) At the time of filing the Registration Statement Nos. 333-290112 and 333-290112-01, at the earliest time thereafter that SCE made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Bonds and at the date hereof, SCE was not and is not an “ineligible issuer”, as defined in Rule 405 of the Rules and Regulations.

5. Investor Communications.

(a) Issuer and SCE represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Issuer and SCE and the Representatives, it has not made and will not make any offer relating to the Bonds that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” required to be filed by the Issuer or SCE, as applicable, with the Commission or retained by the Issuer or SCE, as applicable, under Rule 433 under the Securities Act; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Pricing Term Sheet and each other Free Writing Prospectus identified in Schedule III hereto.

(b) SCE and the Issuer (or the Representatives at the direction of the Issuer) will prepare a final pricing term sheet relating to the Bonds (the “Pricing Term Sheet”), containing only information that describes the final pricing terms of the Bonds and otherwise in a form consented to by the Representatives, and will file the Pricing Term Sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date such final pricing terms have been established for all tranches of the offering of the Bonds. The Pricing Term Sheet is an Issuer Free Writing Prospectus for purposes of this Underwriting Agreement.

(c) Each Underwriter may provide to investors one or more of the Free Writing Prospectuses, including the Pricing Term Sheet, subject to the following conditions:

(i) An Underwriter shall not convey or deliver any Written Communication (as defined herein) to any person or entity in connection with the initial offering of the Bonds, unless such Written Communication (A) constitutes a prospectus satisfying the requirements of Rule 430A under the Securities Act, or (B)(i) is made in reliance on Rule 134 under the Securities Act, is an Issuer Free Writing Prospectus listed on Schedule III hereto or is an Underwriter Free Writing Prospectus (as defined below) and (ii) such Written Communication is preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Securities Act. “Written Communication” has the same meaning as that term is defined in Rule 405 under the Securities Act.

An “Underwriter Free Writing Prospectus” means any free writing prospectus that contains only preliminary or final terms of the Bonds and is not required to be filed by SCE or the Issuer pursuant to Rule 433 under the Securities Act and that contains information substantially the same as the information contained in the Pricing Prospectus or Pricing Term Sheet (including, without limitation, (i) the tranche, size, rating, price, CUSIPs, coupon, yield, spread, benchmark, status and/or legal maturity date of the Bonds, the weighted average life, expected first and final scheduled payment dates, trade date, settlement date, transaction parties, credit enhancement, logistical details related to the location and timing of access to the roadshow, ERISA eligibility, legal investment status and payment window of one or more tranches of Bonds and (ii) a column or other entry showing the status of the subscriptions for the Bonds, both for the Bonds as a whole and for each Underwriter’s retention, and/or expected pricing parameters of the Bonds).

(ii) Each Underwriter shall comply with all applicable laws and regulations in connection with the use of Free Writing Prospectuses and the Pricing Term Sheet, including but not limited to Rules 164 and 433 under the Securities Act.

(iii) All Free Writing Prospectuses provided to investors, whether or not filed with the Commission, shall bear a legend including substantially the following statement:

The Issuer and SCE have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and SCE have filed with the SEC for more complete information about the Issuer and SCE and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Issuer, SCE, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SMBC Nikko Securities America, Inc. toll-free at 1-833-240-3184.

The Issuer and the Representatives shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein with the approval of, in the case of the Issuer, the Representatives and, in the case of the Representatives, the Issuer (which in either case shall not be unreasonably withheld).

(iv) Each Underwriter covenants with the Issuer and SCE that after the Final Prospectus is available such Underwriter shall not distribute any written information concerning the Bonds to an investor unless such information is preceded or accompanied by the Final Prospectus or by notice to the investor that the Final Prospectus is available for free by visiting EDGAR on the SEC website at www.sec.gov.

(v) Each Underwriter covenants that if an Underwriter shall use an Underwriter Free Writing Prospectus that contains information in addition to (x) “issuer information”, including information with respect to SCE, as defined in Rule 433(h)(2) under the Securities Act or (y) the information in the Pricing Package, the liability arising from its use of such additional information shall be the sole responsibility of the Underwriter using such Underwriting Free Writing Prospectus unless the Underwriter Free Writing Prospectus (or any information contained therein) was consented to in advance by SCE; provided, however, that, for the avoidance of doubt, this clause (v) shall not be interpreted as tantamount to the indemnification obligations contained in Section 11(b) hereof.

6. Purchase and Sale. On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Issuer shall sell to each of the Underwriters, and each Underwriter shall purchase from the Issuer, at the time and place herein specified, severally and not jointly, at the purchase price set forth in Schedule I hereto, the principal amount of the Bonds set forth opposite such Underwriter’s name in Schedule II hereto. The Underwriters agree to make a public offering of the Bonds. The Issuer shall pay (in the form of a discount to the principal amount of the offered Bonds) to the Underwriters a commission equal to $6,570,864.

7. Time and Place of Closing. Delivery of the Bonds against payment of the aggregate purchase price therefor by wire transfer in federal funds shall be made at the place, on the date and at the time specified in Schedule I hereto, or at such other place, time and date as shall be agreed upon in writing by the Issuer and the Representatives. The hour and date of such delivery and payment are herein called the “Closing Date”. The Bonds shall be delivered to DTC or to The Bank of New York Mellon Trust Company, N.A., as custodian for DTC, in fully registered global form registered in the name of Cede & Co., for the respective accounts specified by the Representatives not later than the close of business on the business day preceding the Closing Date or such other time as may be agreed upon by the Representatives. The Issuer agrees to make the Bonds available to the Representatives for checking purposes not later than 1:00 P.M. New York Time on the last business day preceding the Closing Date at the place specified for delivery of the Bonds in Schedule I hereto, or at such other place as the Issuer may specify.

If any Underwriter shall fail or refuse to purchase and pay for the aggregate principal amount of Bonds that such Underwriter has agreed to purchase and pay for hereunder, the Issuer shall immediately give notice to the other Underwriters of the default of such Underwriter, and the other Underwriters shall have the right within 24 hours after the receipt of such notice to determine to purchase, or to procure one or more others, who are members of the Financial Industry Regulatory Authority (“FINRA”) (or, if not members of the FINRA, who are not eligible for membership in the FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with the FINRA’s Conduct Rules) and satisfactory to the Issuer, to purchase, upon the terms herein set forth, the aggregate principal amount of Bonds that the defaulting Underwriter had agreed to purchase. If any non-defaulting Underwriter or Underwriters shall determine to exercise such right, such Underwriter or Underwriters shall give written notice to the Issuer of the determination in that regard within 24 hours after receipt of notice of any such default, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine. If in the event of such a default no non-defaulting Underwriter shall give such notice, then this Underwriting Agreement may be terminated by the Issuer, upon like notice given to the non-defaulting Underwriters, within a further period of 24 hours. If in such case the Issuer shall not elect to terminate this Underwriting Agreement it shall have the right, irrespective of such default:

(a) to require each non-defaulting Underwriter to purchase and pay for the respective aggregate principal amount of Bonds that it had agreed to purchase hereunder as hereinabove provided and, in addition, the aggregate principal amount of Bonds that the defaulting Underwriter shall have so failed to purchase up to an aggregate principal amount of Bonds equal to one-ninth (1/9) of the aggregate principal amount of Bonds that such non-defaulting Underwriter has otherwise agreed to purchase hereunder, and/or

(b) to procure one or more persons, reasonably acceptable to the Representatives, who are members of the FINRA (or, if not members of the FINRA, who are not eligible for membership in the FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with the FINRA’s Conduct Rules), to purchase, upon the terms herein set forth, either all or a part of the aggregate principal amount of Bonds that such defaulting Underwriter had agreed to purchase or that portion thereof that the remaining Underwriters shall not be obligated to purchase pursuant to the foregoing clause (a).

In the event the Issuer shall exercise its rights under (a) and/or (b) above, the Issuer shall give written notice thereof to the non-defaulting Underwriters within such further period of 24 hours, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine.

In the computation of any period of 24 hours referred to in this Section 7, there shall be excluded a period of 24 hours in respect of each Saturday, Sunday or legal holiday that would otherwise be included in such period of time.

Any action taken by the Issuer or SCE under this Section 7 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Underwriting Agreement. Termination of this Underwriting Agreement pursuant to Section 7 shall be without any liability on the part of the Issuer, SCE or any non-defaulting Underwriter, except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

8. Covenants.

(a) Covenants of the Issuer. The Issuer covenants and agrees with the several Underwriters that:

(i) The Issuer will upon request promptly deliver to the Representatives and Counsel to the Underwriters a conformed copy of the Registration Statement, certified by an officer of the Issuer to be in the form as originally filed and all amendments thereto.

(ii) The Issuer will deliver to the Underwriters, as soon as practicable after the date hereof, as many copies of the Pricing Prospectus and Final Prospectus as they may reasonably request.

(iii) The Issuer will cause or has caused the Final Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act as soon as practicable and will advise the Underwriters of any stop order suspending the effectiveness of the Registration Statement or the institution of any proceeding therefor of which Issuer shall have received notice. The Issuer will use its reasonable best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof. The Issuer has complied and will comply with Rule 433 under the Securities Act in connection with the offering of the Bonds.

(iv) If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting the Issuer, the Bonds or the Recovery Property or of which the Issuer shall be advised in writing by the Representatives shall occur that in the Issuer’s reasonable judgment after consultation with Counsel for the Underwriters (as defined below) should be set forth in a supplement to, or an amendment of the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Issuer will, at its expense, amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) making an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement. The Issuer will also fulfill its obligations set out in Section 3(d) above.

(v) The Issuer will furnish such proper information as may be lawfully required and otherwise cooperate in qualifying the Bonds for offer and sale under the blue-sky laws of the states of the United States as the Representatives may designate; provided that the Issuer shall not be required to qualify as a foreign limited liability company or dealer in securities, to file any consents to service of process under the laws of any jurisdiction, or meet any other requirements deemed by the Issuer to be unduly burdensome.

(vi) The Issuer or SCE will, except as herein provided, pay or cause to be paid all expenses and taxes (except transfer taxes) in connection with (i) the preparation and filing by it of the Registration Statement, Pricing Prospectus and Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectuses, (ii) the issuance and delivery of the Bonds as provided in Section 7 hereof (including, without limitation, reasonable fees and disbursements of Counsel for the Underwriters and all trustee, rating agency and CPUC advisor fees), (iii) the qualification of the Bonds under blue-sky laws (including counsel fees not to exceed $15,000), (iv) the printing and delivery to the Underwriters of reasonable quantities of the Registration Statement and, except as provided in Section 8(a)(iv) hereof, of the Pricing Package and Final Prospectus. If the obligation of the Underwriters to purchase the Bonds terminates in accordance with the provisions of Sections 7 (but excluding terminations arising thereunder out of an Underwriter default), 9, 10 or 12 hereof, the Issuer or SCE (i) will reimburse the Underwriters for the reasonable fees and disbursements of Counsel for the Underwriters, and (ii) will reimburse the Underwriters for their reasonable out-of-pocket expenses, such out-of-pocket expenses in an aggregate amount not exceeding $200,000, incurred in contemplation of the performance of this Underwriting Agreement. The Issuer shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits.

(vii) During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, the Issuer will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(viii) To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(s) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by the Issuer on or after the Closing Date, the Issuer shall furnish such documents and take such other actions.

(ix) For a period from the date of this Underwriting Agreement until the retirement of the Bonds or until such time as the Underwriters shall cease to maintain a secondary market in the Bonds, whichever occurs first, the Issuer shall file with the Commission, and to the extent permitted by and consistent with the Issuer’s obligations under applicable law, make available on the website associated with the Issuer’s parent, such periodic reports, if any, as are required (without regard to the number of holders of Bonds to the extent permitted by and consistent with the Issuer’s obligations under applicable law) from time to time under Section 13 or Section 15(d) of the Exchange Act; provided that the Issuer shall not voluntarily suspend or terminate its filing obligations with the Commission unless permitted under applicable law and the terms of the Issuer Documents. The Issuer shall also, to the extent permitted by and consistent with the Issuer’s obligations under applicable law, include in the periodic and other reports to be filed with the Commission as provided above or posted on the website associated with the Issuer’s parent, such information as required by Section 3.07(g) of the Indenture with respect to the Bonds. To the extent that the Issuer’s obligations are terminated or limited by an amendment to Section 3.07(g) of the Indenture, or otherwise, such obligations shall be correspondingly terminated or limited hereunder.

(x) The Issuer and SCE will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters, or to which Hunton Andrews Kurth LLP, who are acting as counsel for the Underwriters (“Counsel for the Underwriters”), shall reasonably object by written notice to SCE and the Issuer.

(xi) So long as any of the Bonds are outstanding, the Issuer will furnish to the Representatives, if and to the extent not posted on EDGAR or the Issuer or its affiliate’s website, (A) as soon as available, a copy of each report of the Issuer filed with the Commission under the Exchange Act or mailed to the Bondholders (to the extent such reports are not publicly available on the Commission’s website), (B) upon request, a copy of any filings with the CPUC pursuant to the Financing Order including, but not limited to, any issuance advice letter or any routine or non-routine true-up Adjustment filings, and (C) from time to time, any information concerning the Issuer as the Representatives may reasonably request.

(xii) So long as the Bonds are rated by any Rating Agency, the Issuer will comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(b) Covenants of SCE. SCE covenants and agrees with the several Underwriters that, to the extent that the Issuer has not already performed such act pursuant to Section 8(a):

(i) To the extent permitted by applicable law and the agreements and instruments that bind SCE, SCE will use its reasonable best efforts to cause the Issuer to comply with the covenants set forth in Section 8(a) hereof.

(ii) SCE will use its reasonable best efforts to prevent the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii) If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting SCE, the Bonds or the Recovery Property or of which SCE shall be advised in writing by the Representatives shall occur that in SCE’ reasonable judgment after consultation with Counsel for the Underwriters should be set forth in a supplement to, or an amendment of, the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), SCE will cause the Issuer, at SCE’ or the Issuer’s expense, to amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at SCE’ or the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) causing the Issuer to make an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement. SCE will also fulfill its obligations set out in Section 4(d).

(iv) During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, SCE will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(v) SCE will cause the proceeds for the issuance and sale of the Bonds to be applied for the purposes described in the Pricing Prospectus.

(vi) As soon as practicable, but not later than 16 months, after the date hereof, the SCE will make generally available (by posting on its website or otherwise) to its security holders, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(vii) To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(s) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by SCE on or after the Closing Date, SCE shall furnish such documents and take such other actions.

(viii) The initial Fixed Recovery Charge will be calculated in accordance with the Financing Order.

(ix) SCE will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters or to which Counsel for the Underwriters shall reasonably object by written notice to SCE.

(x) So long as any of the Bonds are outstanding, SCE, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to furnish to the Representatives, if and to the extent not posted on EDGAR or SCE or its affiliate’s website, (A) upon request, a copy of any filings with the CPUC pursuant to the Financing Order including, but not limited to any issuance advice letter, any routine or non-routine true-up adjustment filings, and (B) from time to time, any public financial information in respect of SCE, or any material information regarding the Recovery Property to the extent it is reasonably available (other than confidential or proprietary information) concerning the Issuer as the Representatives may reasonably request.

(xi) So long as the Bonds are rated by a Rating Agency, SCE, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

9. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Bonds shall be subject to the accuracy of the representations and warranties on the part of the Issuer and SCE contained in this Underwriting Agreement, on the part of SCE contained in Article III of the Sale Agreement, and on the part of SCE contained in Section 6.01 of the Servicing Agreement as of the Closing Date, to the accuracy of the statements of the Issuer and SCE made in any certificates pursuant to the provisions hereof, to the performance by the Issuer and SCE of their obligations hereunder, and to the following additional conditions:

(a) The Final Prospectus shall have been filed with the Commission pursuant to Rule 424 under the Securities Act prior to 5:30 P.M., New York time, on the second business day after the date of this Underwriting Agreement. In addition, all material required to be filed by the Issuer or SCE pursuant to Rule 433(d) under the Securities Act that was prepared by either of them or that was prepared by any Underwriter and timely provided to the Issuer or SCE shall have been filed with the Commission within the applicable time period prescribed for such filing by such Rule 433(d) under the Securities Act.

(b) No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending before, or threatened by, the Commission on the Closing Date; and the Underwriters shall have received one or more certificates, dated the Closing Date and signed by an officer of SCE and the Issuer, as appropriate, to the effect that no such stop order is in effect and that no proceedings for such purpose are pending before, or to the knowledge of SCE or the Issuer, as the case may be, threatened by, the Commission.

(c) Hunton Andrews Kurth LLP, counsel for the Underwriters, shall have furnished to the Representatives their written opinion, dated the Closing Date, with respect to the issuance and sale of the Bonds, the Indenture, the other Issuer Documents, the Registration Statement and other related matters and a written letter, dated the Closing Date, regarding negative assurance; and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(d) Richards, Layton & Finger, P.A., special Delaware counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding the filing of a voluntary bankruptcy petition.

(e) Norton Rose Fulbright US LLP, counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding certain aspects of the transactions contemplated by the Issuer Documents, including the Indenture and the Trustee’s security interest under the Uniform Commercial Code, certain Delaware Uniform Commercial Code matters, enforceability and certain California perfection and priority issues.

(f) Norton Rose Fulbright US LLP, counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding negative assurances and other corporate matters.

(g) Norton Rose Fulbright US LLP, counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, i) to the effect that a court sitting in bankruptcy would not order the substantive consolidation of the assets and liabilities of the Issuer with those of SCE in connection with a bankruptcy, reorganization or other insolvency proceeding involving SCE, ii) that if SCE were to become a debtor in such insolvency proceeding, such court would hold that the Recovery Property is not property of the estate of SCE, iii) regarding bankruptcy and corporate governance matters and iv) with respect to the characterization of the transfer of the Recovery Property by SCE to the Issuer as a “true sale” for California law purposes.

(h) Norton Rose Fulbright US LLP, counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding certain California constitutional matters relating to the Recovery Property, constitutionality under the United States Constitution of the California Public Utilities Act (Cal. Pub. Util. Code, Division 1, Part 1, Chapter 4, Article 5.8) and certain federal constitutional matters relating to the Recovery Property.

(i) Norton Rose Fulbright US LLP, counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding certain federal tax matters.

(j) Perkins Coie LLP, counsel for the Indenture Trustee, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding certain matters relating to the Indenture Trustee and the Securities Intermediary.

(k) Norton Rose Fulbright US LLP, counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding certain bankruptcy matters relating to the Issuer.

(l) Richards, Layton & Finger, P.A., special Delaware counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding certain matters of Delaware law.

(m) Munger, Tolles & Olson LLP, California regulatory counsel for the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding certain California regulatory issues.

(n) Norton Rose Fulbright US LLP, counsel to the Issuer and SCE, shall have furnished to the Representatives their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, regarding SCE’s mortgage indenture.

(o) On or before the date of this Underwriting Agreement and on or before the Closing Date, a nationally recognized accounting firm reasonably acceptable to the Representatives shall have furnished to the Representatives one or more reports regarding certain calculations and computations relating to the Bonds, in form or substance reasonably satisfactory to the Representatives, in each case in respect of which the Representatives shall have made specific requests therefor and shall have provided acknowledgment or similar letters to such firm reasonably necessary in order for such firm to issue such reports.

(p) Subsequent to the respective dates as of which information is given in each of the Registration Statement, the Pricing Prospectus and the Final Prospectus, there shall not have been any change specified in the letters required by subsection (o) of this Section 9 which is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Bonds as contemplated by the Registration Statement and the Final Prospectus.

(q) The LLC Agreement, the Administration Agreement, the Sale Agreement, the Servicing Agreement and the Indenture and any amendment or supplement to any of the foregoing shall have been duly authorized, executed and delivered.

(r) Since the respective dates as of which information is given in each of the Registration Statement and in the Pricing Prospectus and as of the Closing Date there shall have been no (i) material adverse change in the business, property or financial condition of SCE and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer or (ii) adverse development concerning the business or assets of SCE and its subsidiaries, taken as a whole, or of the Issuer which would be reasonably likely to result in a material adverse change in the prospective business, property or financial condition of SCE and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer or (iii) development which would be reasonably likely to result in a material adverse change, in the Recovery Property, the Bonds or the Financing Order.

(s) At the Closing Date, (i) the Bonds shall be rated at least the ratings set forth in the Pricing Term Sheet by Moody’s Investors Service, Inc. (“Moody’s”), and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), respectively, and the Issuer shall have delivered to the Underwriters a letter from each such rating agency, or other evidence satisfactory to the Underwriters, confirming that the Bonds have such ratings, and (ii) none of Moody’s and S&P shall have, since the date of this Underwriting Agreement, downgraded or publicly announced that it has under surveillance or review, with possible negative implications, its ratings of the Bonds.

(t) The Issuer and SCE shall have furnished or caused to be furnished to the Representatives at the Closing Date certificates of officers of SCE and the Issuer, reasonably satisfactory to the Representatives, as to the accuracy of the representations and warranties of the Issuer and SCE herein, in the Sale Agreement, Servicing Agreement and the Indenture at and as of the Closing Date, as to the performance by the Issuer and SCE of all of their obligations hereunder to be performed at or prior to such Closing Date, as to the matters set forth in subsections (b) and (r) of this Section and as to such other matters as the Representatives may reasonably request.

(u) An issuance advice letter, in a form consistent with the provisions of the Financing Order, shall have been filed with the CPUC and shall have become effective.

(v) On or prior to the Closing Date, the Issuer shall have delivered to the Representatives evidence, in form and substance reasonably satisfactory to the Representatives, that appropriate filings have been or are being made in accordance with the Public Utilities Act, as codified in Division 1 of the California Public Utilities Code, the Financing Order and other applicable law reflecting the grant of a security interest by the Issuer in the collateral relating to the Bonds to the Indenture Trustee, including the filing of the requisite notices in the office of the Secretary of State of the State of California.

(w) On or prior to the Closing Date, SCE shall have funded the capital subaccount of the Issuer with cash in an amount equal to $8,213,580.

(x) The Issuer and SCE shall have furnished or caused to be furnished or agree to furnish to the Rating Agencies at the Closing Date such opinions and certificates as the Rating Agencies shall have reasonably requested prior to the Closing Date.

Any opinion letters delivered on the Closing Date to the Rating Agencies beyond those being delivered to the Underwriters above shall either (x) include the Underwriters as addressees or (y) be accompanied by reliance letters addressed to the Underwriters referencing such letters.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as provided in this Underwriting Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Underwriting Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and Counsel for the Underwriters, all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

10. Conditions of Issuer’s Obligations. The obligation of the Issuer to deliver the Bonds shall be subject to the conditions that no stop order suspending the effectiveness of the Registration Statement shall be in effect at the Closing Date and no proceeding for that purpose shall be pending before, or threatened by, the Commission at the Closing Date and the issuance advice letter described in Section 9(u) shall have become effective. In case these conditions shall not have been fulfilled, this Underwriting Agreement may be terminated by the Issuer upon notice thereof to the Underwriters. Any such termination shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

11. Indemnification and Contribution.

(a) SCE and the Issuer, jointly and severally, agree to indemnify and hold harmless each Underwriter, the directors, officers, employees and affiliates of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or any other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Bonds as originally filed or in any amendment thereof, or in the Pricing Prospectus, the Pricing Package, the Final Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading any information prepared by or on behalf of SCE or the Issuer and provided to the Underwriters, and agrees to reimburse each such indemnified party, as incurred, for any reasonable legal or other expenses (including expenses of local counsel) reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither SCE nor the Issuer will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to SCE, the Issuer, or its representatives or agents, by or on behalf of any Underwriter through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished to SCE by the Underwriters in writing expressly for use in such foregoing documents is set forth in Schedule IV hereto (the “Underwriter Information”) or arising out of, or based upon, statements in or omissions from that part of the Registration Statement that shall constitute the Statement of Eligibility under the Trust Indenture Act of the Indenture Trustee with respect to any indenture qualified pursuant to the Registration Statement.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless SCE and the Issuer, each of SCE’s and the Issuer’s respective directors and managers, officers, employees, affiliates and each person who controls the Issuer or SCE within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from SCE and the Issuer to each Underwriter, but only with reference to the Underwriter Information.

(c) Promptly after receipt by an indemnified party under this Section 11 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (B) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (C) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (D) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes (i) an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding; and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 11 is unavailable to or insufficient to hold harmless an indemnified party for any reason, SCE, the Issuer and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which SCE, the Issuer and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the SCE or the Issuer on the one hand and by the Underwriters on the other from the offering of the Bonds. If the allocation provided by the immediately preceding sentence is unavailable for any reason, SCE, the Issuer and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of SCE or the Issuer on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by SCE or the Issuer shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by SCE or the Issuer on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. In no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Bonds) be responsible for any amount pursuant to this paragraph (d) in excess of the underwriting discount or commission applicable to the Bonds purchased by such Underwriter hereunder. SCE, the Issuer and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 11, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer and employee of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls SCE or the Issuer within the meaning of either the Securities Act or the Exchange Act, each officer, manager, employee, director, or affiliate of SCE or the Issuer, as applicable, shall have the same rights to contribution as SCE or the Issuer, as applicable, subject in each case to the applicable terms and conditions of this paragraph (d).

12. Termination. This Underwriting Agreement may be terminated, at any time prior to the Closing Date with respect to the Bonds by the Representatives by written notice to the Issuer if after the date hereof and at or prior to the Closing Date (a) there shall have occurred any general suspension of trading in securities on the New York Stock Exchange (“NYSE”) or there shall have been established by the NYSE, or by the Commission any general limitation on prices for such trading or any general restrictions on the distribution of securities, or a general banking moratorium declared by New York or federal authorities or (b) there shall have occurred any (i) material outbreak or escalation of hostilities (including, without limitation, an act of terrorism) or (ii) declaration by the United States of war or national or international calamity or crisis, including, but not limited to, a material escalation of hostilities or a calamity that existed prior to the date of this Underwriting Agreement or (iii) material adverse change in the financial markets in the United States, and the effect of any such event specified in clause (a) or (b) above on the financial markets of the United States shall be such as to materially and adversely affect, in the reasonable judgment of the Representatives, their ability to proceed with the public offering or the delivery of the Bonds on the terms and in the manner contemplated by the Final Prospectus. Any termination hereof pursuant to this Section 12 shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

13. Representations, Warranties and Covenants of the Underwriters. The Underwriters, severally and not jointly, represent, warrant and agree with the Issuer and SCE that, unless the Underwriters obtained, or will obtain, the prior written consent of the Issuer or SCE, the Representatives (x) have not delivered, and will not deliver, any Rating Information (as defined below) to any Rating Agency until and unless the Issuer or SCE advises the Underwriters that such Rating Information is posted to password-protected website maintained by the Servicer pursuant to paragraph (a)(3)(iii)(B) of Rule 17g-5 under the Exchange Act in the same form as it will be provided to such Rating Agency, and (y) have not participated, and will not participate, with any Rating Agency in any oral communication of any Rating Information without the participation of a representative of the Issuer or SCE. For purposes of this Section 13, “Rating Information” means any information provided to a Rating Agency for the purpose of determining an initial credit rating on the Bonds.

14. Absence of Fiduciary Relationship. Each of the Issuer and SCE acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Issuer and SCE with respect to the offering of the Bonds contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Issuer or SCE. Additionally, none of the Underwriters is advising the Issuer or SCE as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer and SCE shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Issuer or SCE with respect thereto. Any review by the Underwriters of the Issuer or SCE, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Issuer or SCE.

15. Notices. All communications hereunder will be in writing and may be given by United States mail, courier service, telecopy, telefax or facsimile (confirmed by telephone or in writing in the case of notice by telecopy, telefax or facsimile), email or any other customary means of communication, and any such communication shall be effective when delivered, or if mailed, three days after deposit in the United States mail with proper postage for ordinary mail prepaid, and if sent to the Representatives, to it at the address specified in Schedule I hereto; and if sent to SCE, to it at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770, Attention: Kathleen Brennan de Jesus, Senior Attorney; and if sent to the Issuer, to it at 2244 Walnut Grove Avenue (P.O. Box 5407), Rosemead, California 91770, Attention: Kathleen Brennan de Jesus, Senior Attorney. The parties hereto, by notice to the others, may designate additional or different addresses for subsequent communications.

16. Successors. This Underwriting Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 11 hereof, and no other person will have any legal or equitable right, remedy or claim under or with respect to this Underwriting Agreement or any provision herein contained.

17. Applicable Law. This Underwriting Agreement will be governed by and construed in accordance with the laws of the State of New York.

THIS UNDERWRITING AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIPS OF THE PARTIES AND/OR THE INTERPRETATIONS AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS UNDERWRITING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

18. Counterparts. This Underwriting Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Underwriting Agreement or any document to be signed in connection with this Underwriting Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

19. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Issuer, SCE and the Underwriters, or any of them, with respect to the subject matter hereof.

20. Recognition of the U.S. Special Resolution Regimes

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Underwriting Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Underwriting Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Underwriting Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Underwriting Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among SCE, the Issuer and the several Underwriters.

Very truly yours,

SOUTHERN CALIFORNIA EDISON COMPANY

By:	/s/ Brendan Bond
Name:	Brendan Bond
Title:	Vice President and Treasurer

SCE RECOVERY FUNDING LLC

By:	/s/ Brendan Bond
Name:	Brendan Bond
Title:	Vice President and Treasurer

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Representatives on behalf of the Underwriters as of the date specified in Schedule I hereto.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Steffen Lunde
Name:	Steffen Lunde
Title:	Authorized Signatory

BARCLAYS CAPITAL INC.

By:	/s/ Linda Zhou
Name:	Linda Zhou
Title:	Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Eric Schwarz
Name:	Eric Schwarz
Title:	VP

SMBC NIKKO SECURITIES AMERICA, INC.

By:	/s/ Brandon Grant
Name:	Brandon Grant
Title:	Managing Director

SCHEDULE I

Underwriting Agreement dated November 20, 2025

Registration Statement Nos. 333-290112 and 333-290112-01

Representatives: Citigroup Global Markets Inc., Barclays Capital Inc.,RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc.

c/o Citigroup Global Markets Inc.

Address:  388 Greenwich Street, Trading - 6th Floor

New York, New York 10013

Attention: Steffen Lunde

c/o Barclays Capital Inc.

Address:  745 Seventh Avenue, 5th Floor

New York, New York 10019

Attention:  Eric Chang, Managing Director

c/o RBC Capital Markets, LLC

Address:  Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Attention:  Eric Schwarz

c/o SMBC Nikko Securities America, Inc.

Address:  277 Park Avenue

New York, New York 10172

Attention:  Securitized Products Group

Title, Purchase Price and Description of Bonds:

Title: SCE Recovery Funding LLC Senior Secured Recovery Bonds, Series 2025-A

I-1

	Total Principal Amount of Tranche	Bond Rate	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer (Before Expenses)
Per Tranche A-1 Bond	$442,716,000	4.453%	99.99752%	0.40%	$440,934,157
Per Tranche A-2 Bond	$600,000,000	5.341%	99.99945%	0.40%	$597,596,700
Per Tranche A-3 Bond	$600,000,000	5.541%	99.99197%	0.40%	$597,551,820
Total	$1,642,716,000				$1,636,082,676.64

Original Issue Discount (if any): $62,459.36

Redemption provisions: None

Other provisions: None

Closing Date, Time and Location:	December 1, 2025, 10:00 a.m.; offices of Norton Rose Fulbright US LLP, One Embarcadero Center, Suite 1050, San Francisco, California 94111 and simultaneously in the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166

I-2

SCHEDULE II

Principal Amount of Bonds to be Purchased

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3	Total
Citigroup Global Markets Inc.	$132,812,000	$180,000,000	$180,000,000	$492,812,000
Barclays Capital Inc.	$88,544,000	$120,000,000	$120,000,000	$328,544,000
RBC Capital Markets, LLC	$88,544,000	$120,000,000	$120,000,000	$328,544,000
SMBC Nikko Securities America, Inc.	$66,408,000	$90,000,000	$90,000,000	$246,408,000
Academy Securities, Inc.	$8,301,000	$11,250,000	$11,250,000	$30,801,000
AmeriVet Securities, Inc.	$8,301,000	$11,250,000	$11,250,000	$30,801,000
Cabrera Capital Markets LLC	$8,301,000	$11,250,000	$11,250,000	$30,801,000
CastleOak Securities, LP	$8,301,000	$11,250,000	$11,250,000	$30,801,000
Drexel Hamilton, LLC	$8,301,000	$11,250,000	$11,250,000	$30,801,000
Loop Capital Markets LLC	$8,301,000	$11,250,000	$11,250,000	$30,801,000
Mischler Financial Group, Inc.	$8,301,000	$11,250,000	$11,250,000	$30,801,000
R. Seelaus & Co., LLC	$8,301,000	$11,250,000	$11,250,000	$30,801,000
Total	$442,716,000	$600,000,000	$600,000,000	$1,642,716,000

II-1

SCHEDULE III

Schedule of Issuer Free Writing Prospectuses

A.	Free Writing Prospectuses not required to be filed

Electronic Road Show

InTex File: xscerf25a.cdi

B.	Free Writing Prospectuses required to be filed pursuant to Rule 433

Preliminary Term Sheet, dated November 17, 2025

Pricing Term Sheet, dated November 20, 2025

III-1

SCHEDULE IV

Descriptive List of Underwriter Provided Information

A. Pricing Prospectus

(a) under the heading “PLAN OF DISTRIBUTION” in the Preliminary Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions that May Affect the Price of the Bonds” (except the last sentence thereof); and (iv) the second sentence of the second full paragraph and the last sentence of the sixth full paragraph under the caption “Various Types of Underwriter Transactions that May Affect the Price of the Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE BONDS” in the Preliminary Prospectus, the first sentence under the caption “The absence of a secondary market for the bonds might limit your ability to resell your bonds”.

B. Final Prospectus

(a) under the heading “PLAN OF DISTRIBUTION” in the Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions that May Affect the Price of the Bonds” (except the last sentence thereof) and (iv) the second sentence of the second full paragraph and the last sentence of the sixth full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE BONDS” in the Prospectus, the first sentence under the caption “The absence of a secondary market for the bonds might limit your ability to resell your bonds”.